Contacts:
Justin Renz	Gina Nugent
Senior Vice President, CFO	IRO
Zalicus Inc.	Zalicus Inc.
617-301-7575	857-753-6562
JRenz@zalicus.com	gnugent@zalicus.com

ZALICUS ANNOUNCES PLANS FOR ADVANCING PRODUCT CANDIDATES

-- Pipeline highlights include Synavive for RA, Ion channel compounds for pain --

-- Initial Ion channel candidate selected for clinical advancement --

CAMBRIDGE, Mass. – January 10, 2011 – Zalicus Inc. (NASDAQ: ZLCS) today announced plans for advancing the development of product candidates from its internal pipeline focused in the core areas of pain and inflammation, including Synavive™ for rheumatoid arthritis (RA) and multiple compounds from its Ion channel program for the treatment of pain. In addition, Novartis has exercised its first option to extend its oncology discovery research collaboration with Zalicus for an additional contract year. Zalicus will continue to actively pursue additional research collaborations to utilize its proprietary combination high-throughput screening (cHTS) and Ion channel technology platforms.

“We are excited to move forward with our product portfolio focused in the core therapeutic areas of pain and inflammation,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “We have finalized our development plans for Synavive and have identified promising Ion channel leads to move forward into clinical development for pain in 2011.”

Pipeline Highlights:

·	Synavive: Completed Synavive Phase 2b clinical development plan with study initiation planned for the second quarter of 2011.

·	Ion channel program: Selected Z944, a lead Ion channel compound, to advance into IND-enabling toxicology studies prior to the initiation of a Phase 1 study in 2011 and identified multiple other preclinical compounds that are being evaluated for additional clinical starts in 2011.

·	cHTS platform partnerships: Extended oncology research collaboration with Novartis and entered second funded research phase of the oncology pilot program with Amgen.

Zalicus has finalized the development strategy for Synavive, and after consultation with the FDA and other regulatory authorities in 2011, is planning to initiate Phase 2b development in rheumatoid arthritis (RA) in the second quarter of 2011. The planned Phase 2b clinical trial, titled SYNERGY, is a 12-week, five-arm, global, double-blind, placebo-controlled study to evaluate the safety and efficacy of Synavive in approximately 250 subjects with moderate to severe RA. Subjects who complete the core SYNERGY study will be eligible to participate in a one-year extension study designed to investigate the long-term safety and durability of response for Synavive.

RA was selected as the most attractive initial indication for Synavive as there is already a high prevalence of glucocorticoid use in RA to combat inflammation and restore function, as well as the unmet need for less expensive, easier to access options to biologic therapy. Beyond RA, Synavive has potential in other steroid-responsive diseases such as polymyalgia rheumatica (PMR), lupus (SLE) and ulcerative colitis (Crohn’s) as well as a replacement to NSAIDs and COXIB’s in osteoarthritis.

     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

Multiple Ion channel leads from the Zalicus pipeline have completed or are undergoing preclinical development. Z944, a novel T-type calcium channel blocker, has shown signs of efficacy in inflammatory pain models and has been selected to move into IND-enabling toxicology studies prior to being advanced into clinical development for pain in 2011. Multiple other Ion channel compounds, including both calcium and sodium channel blockers, are being evaluated for potential additional clinical starts in 2011.

Based on the success of the collaboration up to this point, Novartis has exercised its first option to extend its oncology discovery research collaboration with Zalicus for an additional one-year term to May 2012. Beyond the Novartis collaboration, Zalicus is seeking to leverage the power of its proprietary cHTS technology through additional research collaboration agreements with biopharmaceutical companies.

About Zalicus

Zalicus Inc. (NASDAQ: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus applies its selective Ion channel modulation platform and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, the product candidates Synavive™ and Z944, Zalicus’s selective Ion channel modulation program, its cHTS combination drug discovery technology, its collaborations with Novartis and Amgen and Zalicus’s other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the development and regulatory approval of Zalicus’s product candidates, the unproven nature of the Zalicus drug discovery technologies, the ability of the Company or its collaboration partners to initiate and successfully complete clinical trials of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus’s annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

(c) 2011 Zalicus Inc. All rights reserved.

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     245 First Street, Third Floor, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com